QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on August 17, 2001

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UTILICORP UNITED INC.
(Exact name of registrant as specified in its charter)

DELAWARE	44-0541877
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

20 West Ninth Street
Kansas City, Missouri 64105-1711
816-421-6600
(Address and telephone number of registrant's principal executive offices)

LESLIE J. PARRETTE, JR., ESQ.
SENIOR VICE PRESIDENT AND GENERAL COUNSEL
UTILICORP UNITED INC.
20 WEST NINTH STREET
KANSAS CITY, MISSOURI 64105
(816) 421-6600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

   Approximate date of commencement of proposed sale to the public:  from time to time after the registration statement becomes effective.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest investment plans, check the following box. /x/

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee

Common Stock par value $1.00 per share(2)	790,444 shares	$30.70	$24,266,631	$6,067

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the high and low prices of the Registrant's Common Stock as listed on the New York Stock Exchange on August 15, 2001.

(2)
Includes a preference stock purchase right attached to each share of common stock that, prior to the occurrence of certain events, will not be evidenced separately from the common stock.

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

790,444 Shares of Common Stock

20 West Ninth Street
Kansas City, Missouri 64105
816-421-6600

    We have granted, and we expect to grant in the future, stock options under our Amended and Restated 1986 Stock Incentive Plan (which we sometimes refer to as the 1986 Plan), exercisable for shares of our common stock. We grant those options to our key associates, but the 1986 Plan now permits our key associates to transfer their non-qualified options, by gift or sale, to charities and family members (including trusts, partnerships or other entities owned by or for the benefit of such family members). We have prepared this prospectus for you and other transferees in connection with the exercise of non-qualified options that have been transferred by sale to family members by our key associates.

    The exercise price at which you may purchase shares of our common stock by exercising your option is determined by the terms of the particular option, and may be more or less than the current market price for our common stock at any time. The principal market on which our common stock is traded is the New York Stock Exchange, where it is traded under the symbol "UCU." Our common stock is also listed on the Toronto Stock Exchange and the Pacific Stock Exchange.

    All proceeds we receive from the exercise of non-qualified options granted under the 1986 Plan will be retained by us and will be used for general corporate purposes.

    In this prospectus, we provide general information about the 1986 Plan, as it is relevant to you and others who have acquired stock options by sale transfers from our key associates. We also tell you where you may obtain additional information about us and the 1986 Plan.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This Prospectus is dated            , 2001

DESCRIPTION OF THE 1986 PLAN AND THE STOCK OPTIONS

Purpose

    The Amended and Restated 1986 Stock Incentive Plan is intended to foster in its participants a strong incentive to put forth maximum effort for the continued success and growth of the Company and its subsidiaries, to aid in retaining individuals who put forth such efforts and to assist in attracting the best available individuals in the future.

Participants

    Participants in the plan are selected by the Compensation Committee and consist of key employees, consultants or advisers of the Company. Currently, there are approximately 130 persons participating in the Plan.

Delivery of Shares in Lieu of Cash Incentive Awards

    The plan provides that any participant who is eligible to receive a cash bonus or incentive payment from the Company under any management bonus or incentive plan of the Company or entitled to receive a cash payment for services rendered as a director, may be permitted by the Compensation Committee to receive shares of common stock under the plan in lieu of such payments.

Administration

    The plan is administered by the Company's Compensation Committee. All members of the Compensation Committee must be disinterested persons as defined in Rule 16b-3 under the Exchange Act.

    The Compensation Committee may periodically adopt rules and regulations for carrying out the plan, and for making amendments without further action by the Company's shareholders except as required by applicable law.

Termination

    The plan will continue in effect until all shares of stock available for grant have been acquired through exercise of options or restricted stock awards, or until September 1, 2005, whichever is earlier. The plan may be terminated at such earlier time as our Board of Directors may determine.

Terms of Non-Qualified Stock Options

    The purchase price under each non-qualified option is established by the Compensation Committee but in no event will the option price be less than 100% of the fair market value of common stock on the date of grant. The option price must be paid in full at the time of exercise. The price may be paid in cash or by the surrender of shares of common stock owned by the participant exercising the non-qualified option and having a fair market value on the date of exercise equal to the option price, or by any combination of the foregoing equal to the option price.

    Options granted must be exercised within a period of not more than 10 years from the grant date. Options will have such terms and be exercisable in such manner and at such times as the Compensation Committee may determine. The Compensation Committee may provide for accelerated exercisability of options, or lapse of options, in the event of the employee's death, disablement or termination or certain changes in control as set forth in the plan.

Federal Income Tax Consequences

    The following discussion of the federal income tax consequences of the grant and exercise of non-qualified stock options pursuant to the Plan and is intended to be a summary of applicable federal law. State and local tax consequences may differ.

    An optionee is not taxed on the grant of a non-qualified option. On exercise, however, the optionee recognizes ordinary income equal to the difference between the option price and the fair market value of the shares on the date of exercise. The Company is entitled to an income tax deduction in the year of exercise in the amount recognized by the optionee as ordinary income. The optionee will have a basis equal to the fair market value of the stock at the time of exercise. Upon subsequent disposition of the stock, the optionee will generally be taxed in the same manner as any other capital asset so that the optionee will recognize a short term or long term capital gain (or loss) based on his or her holding period. The Company will not incur any additional tax consequences as a result of such disposition.

  Amended Plan Benefits

    The Compensation Committee has full discretion to determine the number and amount of options to be granted to key associates under the plan, subject to an annual limitation on the total number of options that may be granted to any key associate. Therefore, the benefits and amounts that will be received by each of the named executive officers, the executive officers as a group and all other key employees under the plan are not presently determinable.

  Restrictions On Resale

    If you or your transferor is an "affiliate" of ours, as defined in Rule 144 under the Securities Act of 1933, resales of shares of common stock acquired by you from the exercise of the option may be subject to the volume, manner of sale and reporting requirements of Rule 144 unless we register the shares under the Securities Act for resale pursuant to a separate prospectus (which we have not undertaken to do). Also, your sales may be attributed to your immediate family members and other related parties, and theirs to you, for purposes of Rule 144 and Section 16(b). In addition, if you or your transferor is subject to Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act"), any sale by you or your transferor may be "matched" with nonexempt purchases of common stock within the previous of following six months for purposes of the "short-swing profits" recovery provisions of Section 16(b). Further, in no event may you exercise your option and sell shares of common stock if you are in possession of material information regarding us that has not been publicly disclosed.

    You and your transferor-immediate family members are encouraged to consult with counsel regarding your and their status as affiliates or Section 16(b) insiders and the application of other federal and state securities laws to options transferred to you.

WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any materials that we file at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We file information electronically with the Commission. The Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of the Commission's Internet site is http://www.sec.gov. Our Internet address is http://www.utilicorp.com.

    The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

  a.
  Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

  b.
  Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2001 and June 30, 2001.

  c.
  Current Reports on Form 8-K dated February 2 and February 23, 2001.

  d.
  The description of common stock contained in our Registration Statement on Form 8-B dated May 5, 1987 and the description of the preference stock purchase rights set forth in Registration Statement on Form 8-A dated March 4, 1997.

You may request a copy of these filings, at no cost, by telephoning or writing to us at the following address:

Investor Relations
UtiliCorp United Inc.
20 West Ninth Street
Kansas City, Missouri 64105
816-421-6600

    This prospectus is part of a registration statement we filed with the Commission. You should rely only on the information contained in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

EXPERTS

    Our annual consolidated financial statements and schedules incorporated in this prospectus by reference from our 2000 Annual Report on Form 10-K have been audited by Arthur Andersen LLP, independent public accounts, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

Fee	Amount
Securities and Exchange Commission registration fee (actual)	$6,067
Accounting fees and expenses (estimated)	$1,000

Item 15.  Indemnification of Directors and Officers.

    Section 145 of the Delaware General Corporation Law confers broad powers upon corporations incorporated in that state with respect to indemnification of any person against liabilities incurred by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other business entity. The provisions of Section 145 are not exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement or otherwise.

    The Certificate of Incorporation of the registrant contains a provision that eliminates the personal liability of the registrant's directors to the registrant or its stockholders for monetary damages for breach of fiduciary duty to the fullest extent permitted by the Delaware General Corporation Law.

    The registrant has a dual phase insurance policy providing directors and officers with indemnification, subject to certain exclusions and to the extent not otherwise indemnified by the registrant, against loss (including expenses incurred in the defense of actions, suits or proceedings in connection therewith) arising from any negligent act, error, omission or breach of duty while acting in their capacity as directors and officers of the registrant. The policy also reimburses the registrant for liability incurred in the indemnification of its directors and officers.

    The Bylaws of the registrant entitle officers and directors to be indemnified by the registrant against costs or expenses, attorneys' fees, judgments, fines and amounts paid in settlement that are actually and reasonably incurred in connection with an action, suit or proceeding, including actions brought by or in the right of the registrant, to which such persons are made or threatened to be made a party, by reasons of their being a director or officer. Such right, however, may be made only as authorized by (i) a majority vote of quorum of disinterested directors, or (ii) if such quorum is not obtainable or, if obtainable, a majority thereof so directs, by independent legal counsel, or (iii) by the stockholders of the registrant, upon a determination that the person seeking indemnification acted in good faith and in the manner that he or she reasonably believed to be in or not opposed to the registrant's best interest, or, if the action is criminal in nature, upon a determination that the person seeking indemnification had no reasonable cause to believe that such person's conduct was unlawful. This provision also requires the registrant, upon authorizations by the board of directors, to advance costs and expenses, including attorneys' fees, reasonably incurred in defending such actions; provided, that any person seeking such an advance must first provide the registrant with an undertaking to repay any amount as to which it may be determined such person is not entitled.

Item 16.  Exhibits.

Exhibit		Description
4	(a)*	Certificate of Incorporation (Exhibit 3(a)(1) to UtiliCorp United Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001).
4	(b)*	Bylaws (Exhibit 3.1 to UtiliCorp United Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998).
4	(c)*	Twentieth Supplemental Indenture, dated as of May 26, 1989, Supplemental to Indenture of Mortgage and Deed of Trust, dated July 1, 1951. (Exhibit 4(d) to Registration Statement No. 33-45382).
4	(d)*
Form of Rights Agreement between UtiliCorp United Inc. and First Chicago Trust Company of New York, as Rights Agent. (Exhibit 4 to UtiliCorp United Inc.'s Quarterly Report on Form 10-Q for the period ended September 30, 1996).
5		Opinion of Leslie J. Parrette, Jr.
23	(a)	Consent of Arthur Andersen LLP, Kansas City, Missouri.
23	(b)	Consent of Leslie J. Parrette, Jr. (included in Exhibit 5).
24		Power of Attorney (included in signature page to registration statement).

*
Incorporated by reference pursuant to Rule 411 (c).

Item 17.  Undertakings.

    The undersigned registrant hereby undertakes:

    (1) To file, during and period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i)
    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant of the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on August 8, 2001.

UTILICORP UNITED INC.
By:	/s/ PETER S. LOWE Peter S. Lowe Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

    The undersigned directors of UtiliCorp United Inc. appoint Richard C. Green, Jr. and Leslie J. Parrette, Jr. our true and lawful attorneys with power to each of them to sign for us this registration statement and any and all amendments to this registration statement, and generally do all such things in our names and in our capacities as directors to enable UtiliCorp United Inc. to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission in connection with this offering.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on August 8, 2001 by the following persons in the capacities indicated:

Signature	Title

/s/ RICHARD C, GREEN, JR. Richard C. Green, Jr.	Chairman of the Board and Chief Executive Officer* (Principal Executive Officer)
/s/ PETER S. LOWE Peter S. Lowe	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ ROBERT K. GREEN Robert K. Green	President, Chief Operating Officer and Director*
/s/ JOHN R. BAKER John R. Baker	Director*
/s/ IRVINE O. HOCKADAY Irvine O. Hockaday	Director*
/s/ STANLEY O. IKENBERRY Stanley O. Ikenberry	Director*

/s/ ROBERT F. JACKSON, JR. Robert F. Jackson, Jr.	Director*
/s/ L. PATTON KLINE L. Patton Kline	Director*
/s/ HERMAN CAIN Herman Cain	Director*

*
A majority of the board of directors

INDEX TO EXHIBITS

Exhibit		Description
4	(a)*	Certificate of Incorporation (Exhibit 3(a)(1) to UtiliCorp United Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001).
4	(b)*	Bylaws (Exhibit 3.1 to UtiliCorp United Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998).
4	(c)*	Twentieth Supplemental Indenture, dated as of May 26, 1989, Supplemental to Indenture of Mortgage and Deed of Trust, dated July 1, 1951. (Exhibit 4(d) to Registration Statement No. 33-45382).
4	(d)*
Form of Rights Agreement between UtiliCorp United Inc. and First Chicago Trust Company of New York, as Rights Agent. (Exhibit 4 to UtiliCorp United Inc.'s Quarterly Report on Form 10-Q for the period ended September 30, 1996).
5		Opinion of Leslie J. Parrette, Jr.
23	(a)	Consent of Arthur Andersen LLP, Kansas City, Missouri.
23	(b)	Consent of Leslie J. Parrette, Jr. (included in Exhibit 5).
24		Power of Attorney (included in signature page to this registration statement).

*
Incorporated by reference pursuant to Rule 411 (c).

QuickLinks

DESCRIPTION OF THE 1986 PLAN AND THE STOCK OPTIONS
WHERE YOU CAN FIND MORE INFORMATION
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Directors and Officers.
  Item 16. Exhibits.
  Item 17. Undertakings.
SIGNATURES
INDEX TO EXHIBITS